Exhibit 10.3

AWARD AGREEMENT INCLUDING

NOTICE OF GRANT DATED MAY 2, 2005

AND

MASTER RESTRICTED STOCK UNIT

TERMS AND CONDITIONS

First MI Last

Notice of Grant

The Compensation and Development Committee of the Burlington Northern Santa Fe Corporation (the "Company") Board of Directors has awarded you a grant of Time-Based and Performance-Based Restricted Stock Units ("RSUs") as follows:

Grant Date: 05/02/2005

Vesting Date: 05/02/2008

Number of Time-Based RSUs: _______________

Number of Performance-Based RSUs: _______________

Performance Criteria: As defined by the Compensation and Development Committee from time to time

The RSUs are granted under and governed by the terms and conditions of the BNSF 1999 Stock Incentive Plan (the "Plan") and the Master Restricted Stock Unit Terms and Conditions dated May 2, 2005, (the "Master RSU Terms and Conditions") which are attached. This Notice of Grant and the attached Master RSU Terms and Conditions shall together constitute the "Award Agreement."

To accept the Award Agreement, including this Notice of Grant, you must click on the acceptance box at the end of the Master RSU Terms and Conditions which follow. Anything herein contained to the contrary notwithstanding, unless the Award Agreement is electronically accepted or executed by the Employee and delivered to the Secretary of BNSF on or before June 17, 2005, the award described in the Notice of Grant may be withdrawn and cancelled by the Company.

You may receive future additional RSU awards which also state that they are granted under and governed by the terms and conditions of the Plan and the Master RSU Terms and Conditions. These grants would be made by delivery to you of a Notice of Grant in form similar to this Notice of Grant, subject to any additional terms and conditions as may be set forth in the Notice of Grant.

By your acceptance of the Award Agreement:

(1) you agree to abide by the terms and conditions of the Plan and this Notice of Grant as well as the Master RSU Terms and Conditions with respect to the award of RSUs made in this Notice of Grant;

(2) you agree that any future Notice of Grant of RSUs which you receive granted under and governed by the Master RSU Terms and Conditions shall also become part of this Award Agreement without further action on your part, and you agree to abide by the terms and conditions of the Plan and such Notice of Grant as well as the Master RSU Terms and Conditions with respect to the award made in such Notice of Grant; and

(3) you attest that you were a salaried employee of the Company or a Related Company on May 2, 2005, with respect to the award made under this Notice of Grant, and agree that any future award you receive under any additional Notice of Grant granted under and governed by the terms of the Master RSU Terms and Conditions is contingent upon your being a salaried employee on the grant date of such award.

BURLINGTON NORTHERN SANTA FE

1999 STOCK INCENTIVE PLAN

MASTER RESTRICTED STOCK UNIT TERMS AND CONDITIONS

These Master Restricted Stock Unit Award Agreement Terms and Conditions dated May 2, 2005, (the "Master RSU Terms and Conditions") reflect the terms and conditions of the agreement by and between Burlington Northern Santa Fe Corporation, a Delaware corporation ("BNSF" or the "Company"), and the Employee, with respect to each Notice of Grant to the Employee for an award of Restricted Stock Units which states that the grant is governed by the Master RSU Terms and Conditions. Each such Notice of Grant, together with these Master RSU Terms and Conditions, shall constitute the "Award Agreement."

1. Restrictions on Transfer. Restricted Stock Units (as referenced in the 1999 Stock Incentive Plan (the "Plan")) shall not be sold, pledged, assigned, transferred, or encumbered during the period the Restricted Stock Units are subject to restrictions set forth in the Award Agreement, and the Employee shall not be treated as a stockholder with respect to the Restricted Stock Units.

2. Shares on Deposit. Restricted Stock Units awarded hereunder shall be registered in the name of the Company on behalf of the Employee and the Employee's acceptance of this Award Agreement constitutes a grant by the Employee of a power of attorney authorizing a Stock Power to be endorsed in blank prior to the distribution with respect to the award or the forfeiture of the award.

3. Dividends. As of each dividend record date for Stock occurring on or after the Grant date of the Restricted Stock Units, and prior to the date of distribution of shares of Stock with respect to the Restricted Stock Units (or, if applicable, the date of forfeiture of the Restricted Stock Units), the Employee shall receive a cash payment equal to the amount of the dividend that would be payable with respect to the number of shares of Stock equal to the number of Restricted Stock Units on the dividend record date, with such payment made on the date of payment of the applicable dividend.

4. Transfer and Forfeiture. Subject to paragraph 5, if the Employee's Date of Termination does not occur prior to the vesting date with respect to the time-based Restricted Stock Units, then the Employee shall become vested in such Restricted Stock Units at the vesting date. Subject to paragraph 5, if the Employee's Date of Termination does not occur prior to the achievement of the performance criteria applicable to the performance-based Restricted Stock Units, then, to the extent that the applicable performance criteria are achieved, the Employee shall become vested in such performance-based Restricted Stock Units on the vesting date. As of the vesting date, the Employee shall receive one share of Stock for each Restricted Stock Unit in which the Employee is then vested, subject to the terms of the Award Agreement, provided, however, that the Company shall be entitled to retain possession of such share of Stock for such time as is necessary for the Company to make the distribution of the share of Stock to the Employee; and further provided that the Company shall not deliver any such shares until such time as it determines that such delivery would not result in acceleration of tax or imposition of penalties under section 409A of the Internal Revenue Code. As of the vesting date of the shares of Stock with respect to any Units, such Units shall be canceled.

5. Termination of Employment. The Restricted Stock Units are subject to forfeiture in accordance with paragraph 4 upon the Employee's Date of Termination (which, for purposes of the Award Agreement, shall be the earlier of the "Date of Termination" as defined in the Plan or the date on which the Employee ceases to be in salaried employment of the Company and Related Companies) for any reason other than death, Disability, termination by the Company other than for Cause, or Retirement. In the event of an Employee's Date of Termination due to death, all restrictions shall lapse and the Stock shall be issued to the Employee's designated beneficiary or, in the absence of such designation, by the person to whom the Employee's rights shall pass by will or the laws of descent and distribution. In the event of an Employee's Date of Termination due to Disability, termination by an Employer or Related Company other than for Cause or Retirement, then (a) as to Time-Based Restricted Stock Units, the restrictions shall lapse on a pro rata portion of the Restricted Stock Units; and (b) as to Performance-Based Restricted Stock Units, a pro rata portion of the Restricted Stock Units will remain subject to the time and performance criteria established by the Committee with respect to such period and the balance of the Award shall be forfeited. For purposes of the preceding sentence, the pro rata portion of the Award shall equal the total number of Restricted Stock Units covered by the Notice of Grant multiplied by a fraction, the denominator of which is the total number of months of the period between the Grant date and the vesting date applicable to the Award and the numerator of which is the number of months which elapsed between the Grant date and the Date of Termination. Notwithstanding anything to the contrary set forth elsewhere in these Master RSU Terms and Conditions, nothing is intended to curtail any rights Employee may have to any vesting of Stock as set forth in The Burlington Northern and Santa Fe Railway Company Employee Retention Program, as amended, or in any Severance Agreement or Change in Control Agreement which the Company may have in effect with the Employee. In the event of an Employee's Date of Termination is for Cause, or the Employee resigns, all Restricted Stock Units that are not vested on the Date of Termination shall be forfeited. The Restricted Stock Units are subject to forfeiture upon the exercise of seniority at any time after the grant date.

6. Taxes. The Employee agrees that BNSF or the Related Companies may require payment by Employee of federal, state, railroad retirement or local taxes upon the vesting of an Award. Employee may use cash or shares to satisfy tax liabilities incurred, provided that if shares are used, shares from the vesting Award may be used only to satisfy (i) applicable railroad retirement taxes, and (ii) federal and state income taxes to the extent of the Supplemental Federal Income Tax Withholding Rate as established by the Internal Revenue Code. Any additional taxes may be satisfied by use of attestation of ownership of other shares, provided, however, that the total shall not exceed the combined maximum marginal tax rates applicable under federal and state tax laws. In the absence of a response from the Employee, BNSF will use shares to satisfy the tax liabilities incurred.

7. Change in Control. If a Change in Control as defined in the Plan occurs on or prior to the Employee's Date of Termination while an award of Restricted Stock Units remains outstanding under the Plan, all restrictions shall lapse and all Restricted Stock Units shall be fully vested.

8. No Contract of Employment. Nothing in this Agreement or in the Plan shall confer any right to continued employment with BNSF or the Related Companies nor restrict BNSF or the Related Companies from termination of the employment relationship of Employee at any time.

9. Heirs and Successors. The Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any rights exercisable by the Employee or benefits deliverable to the Employee under the Award Agreement have not been exercised or delivered, respectively, at the time of the Employee's death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of the Award Agreement. The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Employee in a writing filed with the Company in such form and at such time as the Company shall require. If a deceased Employee fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Employee, any rights that would have been exercisable by the Employee and any benefits distributable to the Employee shall be exercised by or distributed to the legal representative of the estate of the Employee. If a deceased Employee designates a beneficiary and the Designated Beneficiary survives the Employee but dies before the Designated Beneficiary's exercise of all rights under this Award Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10. No Violation of Law. Notwithstanding any other provision of this Agreement, Employee agrees that BNSF shall not be obligated to deliver any shares of Stock or make any cash payment, if counsel to BNSF determines such exercise, delivery or payment would violate any law or regulation of any governmental authority or agreement between BNSF and any national securities exchange upon which the Stock is listed.

11. Conflicts. In the event of a conflict between the terms of this Agreement and the Plan or a resolution of the Committee, the Plan or the resolution shall be the controlling document.

12. Administration. Any interpretation of the Award Agreement by the Committee or its delegate and any decision made by the Committee or its delegate with respect to the Award Agreement is final and binding on all persons.

13. Amendment. The Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Employee and the Company without the consent of any other person.

14. Terms. Except as otherwise provided in the Award Agreement, and except where the context clearly implies or indicates the contrary, a word, term, or phrase defined in the Plan shall have the same meaning in the Award Agreement.

[EMPLOYEE SHOULD CLICK HERE

TO ACCEPT THE AWARD AGEEMENT,

INCLUDING THE

NOTICE OF GRANT DATED MAY 2, 2005

AND THE

MASTER RESTRICTED STOCK UNIT

TERMS AND CONDITIONS

DATED MAY 2, 2005]